Exhibit 99.1

Schnitzer Reports Second Quarter 2018 Financial Results

Strongest Quarterly Consolidated Operating Income Since Fiscal 2011

SSI Ferrous Volumes up 25% and Finished Steel Sales Volumes up 18% Year-over-Year

PORTLAND, Ore.--(BUSINESS WIRE)--April 5, 2018--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported results for its second quarter of fiscal 2018 ended February 28, 2018. The Company's reported and adjusted earnings per share from continuing operations were $1.42, which include discrete tax benefits of $0.52 per share associated with the recently enacted tax reform legislation and the release of valuation allowances on certain deferred tax assets. These results compare favorably to first quarter fiscal 2018 earnings per share from continuing operations of $0.64 and adjusted earnings per share of $0.63, and the prior year second quarter earnings per share from continuing operations of $0.40 and adjusted earnings per share of $0.37. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling's (AMR) operating income of $45 million, or operating income per ferrous ton of $50, represented a significant increase compared to the prior year second quarter operating income of $25 million, or $34 per ferrous ton. AMR's improved operating performance year-over-year reflected the benefits of expanded metal spreads, operating leverage from 21% higher ferrous sales volumes, higher average ferrous net selling prices of 27%, and contributions from sustained productivity improvements. Second quarter results also included a favorable impact from average inventory accounting of $4 million, or $5 per ferrous ton, consistent with the prior year second quarter.

Cascade Steel and Scrap (CSS) delivered second quarter operating income of $5 million representing a significant improvement compared to the prior year second quarter operating loss of $1 million. CSS' improved operating performance was driven primarily by higher finished steel sales volumes of 18% which benefited from lower levels of rebar steel imports, increased average selling prices of 20% which primarily reflected higher raw material costs, expanded metal spreads, higher export ferrous sales volumes, and additional productivity improvements from the integration of our steel manufacturing and Oregon metal recycling operations.

"In the second quarter of fiscal 2018, we delivered our strongest quarterly consolidated operating performance since fiscal 2011. In a market environment in which we saw strong demand and higher prices for recycled metals, AMR increased its ferrous sales volumes by over 20% compared to the prior year second quarter and achieved operating income per ferrous ton of $50, a level last reached during fiscal 2011 when both volumes and scrap prices were significantly higher than today. This performance demonstrates the operating leverage created in our platform by the success of our commercial initiatives to profitably grow volumes and our continued focus on increasing productivity," commented Tamara Lundgren, President and Chief Executive Officer. "CSS also achieved significantly improved performance compared to the prior year second quarter, with operating margin expansion driven by higher volumes and prices and continuing productivity improvements. Reflecting our strong performance as well as the enactment of tax reform, during the second quarter we provided a special bonus to our employees."

Summary Results
($ in millions, except per share amounts)
	Quarter
	2Q18	2Q17	Change	1Q18	Change
Revenues	$559	$382	46%	$483	16%

Operating income	$33	$14	135%	$26	26%
Other asset impairment charges (recoveries), net	—	—	NM	—	NM
Restructuring charges and other exit-related activities	—	—	NM	—	NM
Recoveries related to the resale or modification of previously contracted shipments	—	—	NM	—	NM
Adjusted operating income(1)	$33	$13	152%	$26	29%

Net income attributable to SSI	$41	$11	272%	$18	123%

Net income from continuing operations attributable to SSI	$41	$11	267%	$18	122%

Adjusted net income from continuing operations attributable to SSI(1)	$41	$10	298%	$18	128%

Diluted earnings per share attributable to SSI	$1.42	$0.40	259%	$0.64	122%

Diluted earnings per share from continuing operations attributable to SSI	$1.42	$0.40	255%	$0.64	122%

Adjusted diluted earnings per share from continuing operations attributable to SSI(1)	$1.42	$0.37	285%	$0.63	125%

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	2Q18	2Q17	Change	1Q18	Change
Total revenues	$450	$313	44%	$398	13%

Ferrous revenues	$308	$200	54%	$255	21%
Ferrous volumes	896	739	21%	797	13%
Avg. net ferrous sales prices ($/LT)(1)	$314	$247	27%	$292	8%

Nonferrous revenues	$110	$85	30%	$110	—%
Nonferrous volumes(2)	130	114	13%	129	—%
Avg. net nonferrous sales prices ($/lb)(1)(2)	$0.72	$0.64	13%	$0.73	(1)%

Cars purchased for retail (000s)	102	96	6%	108	(6)%

Operating income(3)	$45	$25	78%	$35	28%
Operating income per Fe ton	$50	$34	47%	$44	14%

Adjusted operating income(4)	$45	$25	81%	$35	30%
Adjusted operating income per Fe ton	$50	$34	50%	$44	15%
(1) Sales prices are shown net of freight.
(2) Excludes platinum group metals (PGMs) in catalytic converters.
(3) Operating income does not include the impact of restructuring charges and other exit-related activities.
(4) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the second quarter increased 21% compared to the prior year second quarter, and increased 13% sequentially, primarily due to stronger export and domestic demand for recycled metal and improved supply of raw materials. Nonferrous sales volumes were 13% higher compared to the prior year second quarter, benefiting primarily from higher production, and were in line compared with the previous quarter.

Export customers accounted for 73% of total ferrous sales volumes. Our products, including ferrous, nonferrous and recycled auto parts, were shipped to 22 countries in the second quarter of fiscal 2018, with Turkey, China and Vietnam the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices increased $67 per ton, or 27%, compared to the prior year second quarter, reflecting stronger global demand, and were up $22 per ton, or 8%, sequentially. Average nonferrous net selling prices increased 13% compared to the prior year second quarter reflecting the stronger markets, while slightly decreasing by 1% sequentially.

Margins: Operating income of $45 million increased $20 million, or 78%, and operating income per ferrous ton of $50 increased 47% from the prior year second quarter. Sequentially, the increase was $10 million, or 28%, for operating income and $6, or 14%, for operating income per ferrous ton. The improved performance compared to the prior year second quarter was driven by stronger market conditions including metal spread expansion from higher priced shipments, operating leverage from higher volumes, ongoing initiatives aimed at broadening our supplier base, and sustained benefits from our productivity initiatives.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)
	Quarter
	2Q18	2Q17	Change	1Q18	Change
Steel revenues	$82	$58	40%	$80	1%
Recycling revenues	35	14	154%	10	269%
Total revenues	$117	$72	62%	$90	30%

Operating income (loss)(1)	$5	$(1)	NM	$8	(36)%
Adjusted operating income (loss)(2)	$5	$(1)	NM	$8	(35)%

Finished steel average net sales price ($/ST)(3)	$619	$517	20%	$599	3%
Finished steel sales volumes (000s ST)	125	106	18%	127	(2)%

Rolling mill utilization	83%	89%	(7)%	95%	(13)%
(1) Operating income (loss) does not include the impact of restructuring charges and other exit-related activities.
(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3) Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
NM = Not Meaningful

Sales Volumes: Finished steel sales volumes in the second quarter increased 18% from the prior year second quarter. Sequentially, finished steel sales volumes decreased 2% primarily due to seasonally lower demand.

Pricing: Average net sales prices for finished steel products increased 20% from the prior year second quarter, and 3% sequentially, primarily reflecting the impact of higher raw material prices and reduced pressure from low-priced rebar steel imports.

Margins: Operating income for the second quarter of fiscal 2018 was $5 million, a significant improvement of $7 million from the prior year second quarter. The improved year-over-year performance reflected higher finished steel sales volumes and average selling prices, and benefits to finished steel margins from lower levels of rebar imports. The second quarter also included the benefit of higher export ferrous sales volumes and additional productivity improvements resulting from the integration of our steel manufacturing and Oregon metal recycling operations. Second quarter results were lower sequentially, as operating margin improvements resulting from higher average selling prices were offset by the impact of seasonally lower sales volumes and production, including due to a planned maintenance shutdown.

Corporate Items

In the second quarter of fiscal 2018, consolidated financial performance included Corporate expense of $17 million, an increase of $6 million from the prior year second quarter, primarily driven by higher legal and professional services expenses and increased incentive compensation accruals as a result of improved operating performance and a one-time special bonus to employees below senior management level following the enactment of corporate tax reform.

The Company's effective tax rate for the second quarter of fiscal 2018 was a benefit of 34%. This effective tax rate includes a discrete benefit of $7 million, or $0.26 per share, stemming from the revaluation of the Company's net deferred tax liability to reflect the lower Federal statutory corporate tax rate established by the recently enacted tax reform legislation as well as a discrete benefit of $7 million, or $0.26 per share, associated with the release of valuation allowances on certain deferred tax assets driven primarily by the Company's improved financial performance. The effective tax rate for the second quarter of fiscal 2018 also benefited from the application of the lower blended Federal statutory corporate tax rate to current year projected taxable income. The Company's accounting for the impact of the recently enacted tax reform legislation, including the amounts discussed herein, reflects provisional estimates as of February 28, 2018, which may be adjusted over the course of the next four quarters.

In the second quarter of fiscal 2018, the Company generated operating cash flow of $5 million, as cash flows associated with higher profitability more than offset an increase in net working capital from the higher volume and price environment. Total debt at the end of the second quarter of fiscal 2018 was $211 million, and debt, net of cash was $196 million (refer to Non-GAAP Financial Measures provided after the financial statements in this document). Pursuant to its ongoing authorized share repurchase program, during the second quarter the Company repurchased a total of 100,000 shares of its Class A common stock in open market transactions. The Company also returned capital to shareholders through its 96th consecutive quarterly dividend.

Analysts' Conference Call: Second Quarter of Fiscal 2018

A conference call and slide presentation to discuss results will be held today, April 5, 2018, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer, and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2018	November 30, 2017	February 28, 2017	February 28, 2018	February 28, 2017

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$307,687	$254,983	$200,355	$562,670	$357,533
Nonferrous revenues	110,388	110,343	85,223	220,731	169,609
Retail and other revenues	31,710	32,728	27,564	64,438	57,773
Total Auto and Metals Recycling revenues	449,785	398,054	313,142	847,839	584,915

Cascade Steel and Scrap:
Steel revenues	81,542	80,446	58,290	161,988	110,886
Recycling revenues	35,172	9,538	13,833	44,710	27,260
Total Cascade Steel and Scrap revenues	116,714	89,984	72,123	206,698	138,146
Intercompany sales eliminations	(7,056)	(4,759)	(3,181)	(11,815)	(6,816)
Total revenues	$559,443	$483,279	$382,084	$1,042,722	$716,245

OPERATING INCOME (LOSS):

AMR operating income	$45,132	$35,172	$25,288	$80,304	$37,894
CSS operating income (loss)	$5,413	$8,476	$(1,279)	$13,889	$(3,907)
Consolidated operating income	$33,358	$26,423	$14,171	$59,781	$14,758

Adjusted AMR operating income(1)	$45,132	$34,755	$24,871	$79,887	$37,338
Adjusted CSS operating income (loss)(1)	5,413	8,388	(1,279)	13,801	(3,506)
Adjusted segment operating income(1)(2)	50,545	43,143	23,592	93,688	33,832
Corporate expense	(16,750)	(16,644)	(10,430)	(33,394)	(19,412)
Intercompany eliminations	(346)	(481)	98	(827)	(110)
Adjusted operating income(1)	33,449	26,018	13,260	59,467	14,310
Other asset impairment (charges) recoveries, net	—	88	—	88	(401)
Restructuring charges and other exit-related activities	(91)	(100)	494	(191)	293
Recoveries related to the resale or modification of certain previously contracted shipments	—	417	417	417	556
Total operating income	$33,358	$26,423	$14,171	$59,781	$14,758
(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income does not include the impact of restructuring charges and other exit-related activities.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2018	November 30, 2017	February 28, 2017	February 28, 2018	February 28, 2017
Revenues	$559,443	$483,279	$382,084	$1,042,722	$716,245
Cost of goods sold	472,462	406,251	326,804	878,713	622,696
Selling, general and administrative	53,638	51,043	43,823	104,681	81,315
(Income) from joint ventures	(106)	(450)	(2,220)	(556)	(2,632)
Other asset impairment charges (recoveries), net	—	(88)	—	(88)	401
Restructuring charges and other exit-related activities	91	100	(494)	191	(293)
Operating income	33,358	26,423	14,171	59,781	14,758
Interest expense	(2,281)	(2,059)	(2,097)	(4,340)	(3,838)
Other income, net	101	849	357	950	794
Income from continuing operations before income taxes	31,178	25,213	12,431	56,391	11,714
Income tax (expense) benefit	10,577	(5,957)	(637)	4,620	(575)
Income from continuing operations	41,755	19,256	11,794	61,011	11,139
Income (loss) from discontinued operations, net of tax	164	(35)	(95)	129	(148)
Net income	41,919	19,221	11,699	61,140	10,991
Net income attributable to noncontrolling interests	(903)	(857)	(662)	(1,760)	(1,280)
Net income attributable to SSI	$41,016	$18,364	$11,037	$59,380	$9,711

Net income per share attributable to SSI:
Basic:
Income per share from continuing operations attributable to SSI	$1.47	$0.66	$0.40	$2.14	$0.36
Income (loss) per share from discontinued operations attributable to SSI	0.01	—	—	—	(0.01)
Net income per share attributable to SSI	$1.48	$0.66	$0.40	$2.14	$0.35
Diluted:
Income per share from continuing operations attributable to SSI	$1.42	$0.64	$0.40	$2.06	$0.35
Income (loss) per share from discontinued operations attributable to SSI	0.01	—	—	—	(0.01)
Net income per share attributable to SSI(1)	$1.42	$0.64	$0.40	$2.07	$0.35

Weighted average number of common shares:
Basic	27,797	27,695	27,524	27,745	27,447
Diluted	28,805	28,662	27,864	28,737	27,814
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	$0.3750
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
			YTD
	1Q18	2Q18	2018
SSI Total Volumes(1)
Total ferrous volumes (LT)	912,145	1,062,260	1,974,405
Total nonferrous volumes (000s LB)	141,046	144,024	285,070
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$259	$278	$269
Export	$306	$327	$318
Average	$292	$314	$304
Ferrous sales volume (LT)
Domestic	237,464	239,571	477,035
Export	559,154	656,738	1,215,892
Total	796,618	896,309	1,692,927

Nonferrous average price ($/LB)(2)(3)	$0.73	$0.72	$0.72
Nonferrous sales volume (000s LB)(3)	129,137	129,549	258,686
Car purchase volume (000s)(4)	108	102	210
Auto stores at end of quarter	53	53	53
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$599	$619	$609
Sales volume (ST)
Rebar	84,243	79,718	163,961
Coiled products	40,928	43,056	83,984
Merchant bar and other	2,049	1,937	3,986
Finished steel products sold	127,220	124,711	251,931

Rolling mill utilization(5)	95%	83%	89%
(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal
	1Q17	2Q17	3Q17	4Q17	2017
SSI Total Volumes(1)
Total ferrous volumes (LT)	833,889	852,036	951,230	990,516	3,627,671
Total nonferrous volumes (000s LB)	136,057	122,554	161,832	164,342	584,785
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$169	$237	$263	$257	$236
Export	$203	$252	$255	$263	$244
Average	$194	$247	$258	$262	$242
Ferrous sales volume (LT)
Domestic	197,255	220,975	291,227	238,930	948,387
Export	519,510	518,200	534,164	625,168	2,197,042
Total	716,765	739,175	825,391	864,098	3,145,429

Nonferrous average price ($/LB)(2)(3)	$0.58	$0.64	$0.65	$0.64	$0.63
Nonferrous sales volume (000s LB)(3)	125,817	114,275	150,356	150,343	540,791
Car purchase volume (000s)(4)	94	96	108	113	411
Auto stores at end of quarter	52	52	53	53	53
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$492	$517	$545	$565	$534
Sales volume (ST)
Rebar	73,903	69,136	84,166	96,323	323,528
Coiled products	23,934	34,371	54,629	48,349	161,283
Merchant bar and other	3,038	2,482	2,426	2,759	10,705
Finished steel products sold	100,875	105,989	141,221	147,431	495,516
(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	February 28, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$15,007	$7,287
Accounts receivable, net	194,338	138,998
Inventories	221,945	166,942
Other current assets	28,772	24,723
Total current assets	460,062	337,950

Property, plant and equipment, net	386,680	390,629

Goodwill and other assets	204,955	205,176
Total assets	$1,051,697	$933,755

Liabilities and Equity
Current liabilities:
Short-term borrowings	$793	$721
Other current liabilities	189,526	175,539
Total current liabilities	190,319	176,260

Long-term debt	210,031	144,403

Other long-term liabilities	64,251	75,599

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	582,663	533,586
Noncontrolling interests	4,433	3,907
Total equity	587,096	537,493
Total liabilities and equity	$1,051,697	$933,755

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and CSS operating income (loss), which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of certain previously contracted shipments, and income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact of the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016, are reported within selling, general and administrative expense in the quarterly statements of operations and are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			YTD
	2Q18	2Q17	1Q18	2Q18	2Q17
Consolidated operating income:
Operating income	$33	$14	$26	$60	$15
Other asset impairment charges (recoveries), net	—	—	—	—	—
Restructuring charges and other exit-related activities	—	—	—	—	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Adjusted consolidated operating income(1)	$33	$13	$26	$59	$14

AMR operating income:
Operating income	$45	$25	$35	$80	$38
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Adjusted AMR operating income(1)	$45	$25	$35	$80	$37

CSS operating income (loss):
Operating income (loss)	$5	$(1)	$8	$14	$(4)
Other asset impairment charges (recoveries), net	—	—	—	—	—
Adjusted CSS operating income (loss)(1)	$5	$(1)	$8	$14	$(4)

(1) May not foot due to rounding.

Net income from continuing operations attributable to SSI
($ in millions)	Quarter			YTD
	2Q18	2Q17	1Q18	2Q18	2Q17
Net income from continuing operations attributable to SSI	$41	$11	$18	$59	$10
Other asset impairment charges (recoveries), net	—	—	—	—	—
Restructuring charges and other exit-related activities	—	—	—	—	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	—	—
Adjusted net income from continuing operations attributable to SSI	$41	$10	$18	$59	$9
(1) Income tax allocated to the aggregate adjustments reconciling Reported and Adjusted net income from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings per share from continuing operations attributable to SSI
($ per share)	Quarter			YTD
	2Q18	2Q17	1Q18	2Q18	2Q17
Diluted earnings per share from continuing operations attributable to SSI	$1.42	$0.40	$0.64	$2.06	$0.35
Other asset impairment charges (recoveries), net	—	—	—	—	0.01
Restructuring charges and other exit-related activities	—	(0.02)	—	0.01	(0.01)
Recoveries related to the resale or modification of certain previously contracted shipments	—	(0.01)	(0.01)	(0.01)	(0.02)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	—	—
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$1.42	$0.37	$0.63	$2.05	$0.34

(1) Income tax allocated to the aggregate adjustments reconciling Reported and Adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

(2) May not foot due to rounding.

Debt, net of cash
($ in thousands)
	February 28, 2018	August 31, 2017
Short-term borrowings	$793	$721
Long-term debt, net of current maturities	210,031	144,403
Total debt	210,824	145,124
Less: cash and cash equivalents	15,007	7,287
Total debt, net of cash	$195,817	$137,837

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company's steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to "we," "our," "us," "Company," "Schnitzer," and "SSI" refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company's outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of the recently enacted federal tax reform; the impact of tariffs and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "outlook," "target," "aim," "believes," "expects," "anticipates," "intends," "assumes," "estimates," "evaluates," "may," "will," "should," "could," "opinions," "forecasts," "projects," "plans," "future," "forward," "potential," "probable," and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; uncertainty in global markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and cost and equity method investment impairment charges; inability to sustain the benefits from productivity and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Stefano Gaggini, 503-323-2811
sgaggini@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com